Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 ext. 103
Don@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Reports Record Revenues for Q2 of 2010

Improvement represents an increase 89% over the same period in 2009

Company ships over 500,000 cases for the first 6 months of 2010

BALA CYNWYD, PA. August 19, 2010---SKINNY NUTRITIONAL CORP. (OTCBB: SKNY), today announced net revenues of approximately $2,250,000 for the three months ended June 30, 2010. This represents an increase of approximately $1,059,000, or 89%, over revenues of approximately $1,191,000 for the same period ended June 30, 2009. The Company also reported revenues of approximately $4,028,000 for the six months ended June 30, 2010, as compared to approximately $2,317,000 for the six months ended June 30, 2009.  For the quarter ended June 30, 2010, the Company sold 313,000 cases of Skinny Water® as compared to 141,000 cases for the same period in 2009, an increase of approximately 122%, (1 case = twelve 16 ounce bottles). This represents the most case sales in a quarter in the history of the company. For the six months ended June 30, 2010, the Company has shipped over 500,000 cases of Skinny Water.

As of June 30, 2010, Skinny Water is being sold in approximately 5,700 chain locations, including Target Stores and a number of grocery, drug, club and convenience accounts. This compares to approximately 2,700 locations at the same time last year. The Company has recently added new chain accounts, including Duane Reade, Save Mart and Lucky Markets, BJ’s Warehouse, Turkey Hill and Wilson Farms, demonstrating its strategy of targeting quality retail chains. In addition, the Company has received an authorization from Safeway Stores  to begin selling Skinny Water in a number of markets (California, Washington, Oregon, Alaska, Hawaii, Illinois, Colorado, Pennsylvania, Maryland and Virginia) starting in September 2010. With these new authorizations and the Company’s current relationship with Target, Skinny Water will be available in all 50 states.

In addition, the Company has continued to enhance its distributor network. In June, the Company announced it engaged Polar Beverages to be its distributor for the New England market, replacing a number of smaller distribution accounts. Polar Beverages has been in the beverage distribution business since 1882, becoming the largest independent soft-drink bottler in the country. Distributing to more than 20,000 retailers throughout New England, including many large national and regional chains, Polar Beverages maintains their strong relationships with a dedicated sales force of over 300 people.

Michael Salaman, Chief Executive Officer, stated “The second quarter results demonstrate the continued acceptance that the Skinny Water brand is experiencing on many different levels. With the increases in the number of chain authorizations, particularly in our large chain accounts, Skinny Water is now available to more and more consumers throughout the U.S. These key chain account authorizations have accelerated the Company’s ability to attract the larger distributors in a particular geographic area that can service and cover the chains that are selling Skinny Water. For example, we now have a consistent, cohesive Canada Dry-affiliated network from Maine through Virginia. We intend to execute on this strategy in other areas around the country as we expand our chain authorizations outside of our core North East market and into health-conscious West Coast regions later this year and into 2011.”

For the quarter ended June 30, 2010, the Company incurred a net loss from operations of approximately $2,123,000, inclusive of a non-cash expense of approximately $631,000 as compared to a net loss of approximately $1,244,000 inclusive of non-cash expense of approximately $356,000 for the three months ended June 30, 2009.  For the six months ended June 30, 2010, the Company reported a net loss from operations of approximately $3,126,000 as compared to a net loss of approximately $2,089,000 for the six months ended June 30, 2009.

The Skinny Water® lineup features nine great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Lemonade Passionfruit (Total-V), Peach Mango Mandarin (XXX-Antioxidant), Orange Cranberry Tangerine (Wake Up) and part of its ‘Sport’ line: Blue Raspberry (Fit), Pink Berry Citrus (Power), Goji Black Cherry (Shape) and Kiwi Lime (Active). Every bottle of Skinny Water® has key electrolytes, antioxidants, and vitamins and has zero calories, zero sugar, and zero sodium, and no preservatives, with all natural colors and flavors.

ABOUT SKINNY NUTRITIONAL CORP.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in nine great-tasting flavors that include Acai Grape Blueberry, Peach Mango, Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit, and as part of its ‘Sport’ line: Blue Raspberry, Pink Berry Citrus, Goji Black Cherry and Kiwi Lime.  Skinny Nutritional Corp. also plans to launch additional ‘Skinny’ branded beverages. For more information, visit www.SkinnyWater.com & www.facebook.com/skinnywater.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.